[ALLIANZ LOGO]

                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

                         AMENDMENTS TO POLICY PROVISIONS


THE SECTION TITLED Payment of Policy Benefits IN PART 4 IS AMENDED TO INCLUDE THE ADDITIONAL PARAGRAPH BELOW:

The Maturity Date shown on the Coverage Page may be delayed to a date selected by the Owner upon written request. The Maturity Date cannot be later than the policy anniversary following the Insured's age 115. We must receive the written request prior to the Maturity Date shown on the Coverage Page.

THE SECTION TITLED Table of Death Benefit Factors IN PART 4 IS AMENDED TO INCLUDE THE ADDITIONAL INFORMATION BELOW:

                                    DEATH
                 ATTAINED          BENEFIT
                   AGE             FACTOR
                 -------           -------
                95 - 115             1.00

No monthly deductions will be taken from the Policy Account after the Maturity Date shown on the Coverage Page. Interest will continue to be credited to amounts in the Fixed Account in the same manner as before the Maturity Date shown on the Coverage Page. Amounts in the Sub-Accounts of the Variable Account will continue to fluctuate in accordance with the underlying Eligible Fund or Eligible Fund portfolio.

No premium payments are required after the Maturity Date shown on the Coverage Page.

After the Maturity Date shown on the Coverage Page, the death benefit equals the Net Cash Value on the date of death.

THIS AMENDMENT IS SIGNED FOR ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA BY




           /S/ Lowell C. Anderson                 /S/ Alan A. Grove

                  President                           Secretary




H54-373

                         GUARANTEED DEATH BENEFIT RIDER
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RIDER BENEFIT

This rider provides a guarantee that this policy will not terminate due to the policy's Net Cash Value being insufficient to cover the monthly deduction due on a monthly anniversary date, while the Death Benefit Guarantee is in effect.
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MONTHLY RIDER CHARGE

While this rider is in effect the Guaranteed Death Benefit Rider Charge shown on the Coverage Page will be deducted monthly.
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RIDER TERMINATION DATE

The Death Benefit Guarantee and this rider will terminate on the earliest of the following dates:

- the date the Owner surrenders the policy for its Net Cash Value; or

- the date of the Insured's death; or

- the Maturity Date if Death Benefit Option A was always in effect under the policy; or

- the Policy Anniversary following the Insured's 80th birthday if Death Benefit Option B was ever in effect; or

- the monthly anniversary date next following our receipt of the Owner's written request to cancel this rider; or

- the end of a 61 day grace period following the monthly anniversary date on which the policy fails to satisfy either the Cumulative Premium Test or the Fund Value Test.

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CUMULATIVE PREMIUM TEST

We will apply the Cumulative Premium Test to the policy at the beginning of each Policy Month. The policy will satisfy the test if (a) is greater than (b), where:

(a) is the sum of all premiums received, less any Partial Surrenders and any Policy Debt; and

(b) is the sum of the Total Guaranteed Death Benefit Premiums due since the Issue Date.

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TOTAL GUARANTEED DEATH BENEFIT PREMIUM

The Total Guaranteed Death Benefit Premium is the amount due at the beginning of each Policy Month to meet the Cumulative Premium Test. If the Death Benefit Guarantee is not in effect, premium payments in addition to the Total Guaranteed Death Benefit Premium may be required to keep this policy in force. The Total Guaranteed Death Benefit Premium is shown on the Coverage Page. The Total Guaranteed Death Benefit Premium may change if:

- the Face Amount of the policy is increased or decreased;

- an Additional Benefit is added, changed, or terminated;

- the Insured's rate class changes; or

- a temporary additional rate is added or terminated.

We will inform the Owner of any change in the Total Guaranteed Death Benefit Premium.

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FUND VALUE TEST

We will apply the Fund Value Test if the policy does not satisfy the Cumulative Premium Test, and the policy has reached the Policy Anniversary following the Insured's 60th birthday. The policy will satisfy the Fund Value Test if the Net Cash Value is equal to or greater than the Total Face Amount multiplied by the Age Factor from the table below.



               Male                   Female                       Male
      --------------------   --------------------         --------------------
Att.  Standard               Standard               Att.  Standard
Age   Non-Smoker  Standard   Non-Smoker  Standard   Age   Non-Smoker  Standard
---   ----------  --------   ----------  --------   ---   ----------  --------
60    0.461       0.518      0.411       0.440      75    0.651       0.682
61    0.473       0.530      0.423       0.452      76    0.663       0.691
62    0.486       0.542      0.436       0.464      77    0.674       0.700
63    0.499       0.554      0.449       0.476      78    0.684       0.708
64    0.512       0.565      0.461       0.488      79    0.695       0.716

65    0.525       0.577      0.474       0.500      80    0.705       0.725
66    0.538       0.588      0.487       0.513      81    0.716       0.732
67    0.551       0.599      0.501       0.525      82    0.726       0.740
68    0.564       0.610      0.514       0.538      83    0.735       0.748
69    0.577       0.621      0.528       0.550      84    0.744       0.755

70    0.590       0.632      0.542       0.563      85    0.753       0.762
71    0.603       0.642      0.556       0.576      86    0.762       0.769
72    0.615       0.653      0.570       0.589      87    0.771       0.776
73    0.627       0.663      0.584       0.602      88    0.779       0.783
74    0.640       0.673      0.598       0.615      89    0.788       0.791


              Female                        Male                  Female
      --------------------         --------------------   --------------------
Att.  Standard               Att.  Standard               Standard
Age   Non-Smoker  Standard   Age   Non-Smoker  Standard   Non-Smoker  Standard
---   ----------  --------   ----  ----------  --------   ----------  --------
75    0.611       0.628      90    0.798       0.800      0.794       0.794
76    0.625       0.640      91    0.810       0.811      0.807       0.807
77    0.638       0.652      92    0.824       0.824      0.822       0.822
78    0.651       0.664      93    0.841       0.842      0.841       0.841
79    0.664       0.676      94    0.865       0.865      0.865       0.865

80    0.677       0.688      95    0.900       0.900      0.900       0.900
81    0.690       0.699
82    0.702       0.710
83    0.714       0.721
84    0.726       0.732

85    0.737       0.742
86    0.748       0.752
87    0.759       0.762
88    0.770       0.772
89    0.782       0.783

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GRACE PERIOD

We will notify the Owner if the policy fails to satisfy both the Cumulative Premium Test and the Fund Value Test. We will allow a 61-day grace period from the monthly anniversary date on which neither test is satisfied for a premium to be paid to keep the Death Benefit Guarantee in effect. The required payment will be equal to the amount needed to satisfy the Cumulative Premium Test or the Fund Value Test, plus the Total Guaranteed Death Benefit Premium for the next two Policy Months. If we do not receive the required payment by the end of the 61-day grace period, the Death Benefit Guarantee and this rider will terminate.

Once the Death Benefit Guarantee terminates, it cannot be reinstated.

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THE CONTRACT

This rider is part of the policy to which it is attached. We have issued this rider in exchange for the application for it and the payment of premiums. The premium for this rider is shown on the coverage Page. While this rider is in effect, premiums are due according to the terms of the policy.

All policy provisions apply to this rider, except for any which are in conflict with the provisions of this rider.

The LIMITATIONS ON CONTESTING THE POLICY provision applies to this rider.
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The effective date of this rider is the Issue Date of the policy.

This rider is signed for Allianz Life Insurance Company of North America by




           /S/ Lowell C. Anderson                /S/Alan A. Grove

                  President                           Secretary


GDB-VUL

                            ACCELERATED BENEFIT RIDER

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NOTICE:  DEATH BENEFITS,  CASH VALUES,  IF ANY, AND LOAN VALUES,  IF ANY WILL BE
REDUCED IF A LIVING BENEFIT IS PAID, as described in the EFFECT ON THE POLICIES provision on page 3. There is no premium or charge for this rider, unless the Owner elects the Living Benefit.

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TAX CONSEQUENCES:  THE RECEIPT OF A LIVING BENEFIT UNDER THIS RIDER MAY BE
TAXABLE. BEFORE ELECTING A LIVING BENEFIT, YOU SHOULD SEEK ADVICE OF YOUR PERSONAL TAX ADVISOR.
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THE BENEFIT WE WILL PAY

We will pay the Owner the Living Benefit in one sum after we receive and approve an election for the Living Benefit.

Only one Living Benefit may be paid under this rider.

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THE LIVING BENEFIT

The LIVING BENEFIT equals the Eligible Proceeds, multiplied by the Living Benefit Percentage. This amount is then discounted to reflect interest and our assumptions about the reduced life expectancy of the Insured.

The interest rate we will use to calculate the Living Benefit will not be higher than the greater of:

- the current  yield on 90-day U.S.  Treasury  bills;  or

- the current  maximum statutory adjustable policy loan interest rate.

A lower interest rate may be used on portions of the Eligible Proceeds associated with other policies or riders which have either fixed loan interest rates or lower maximum loan interest rates.

The calculation of the Living Benefit will also take into consideration the following, if they apply:

- expected future premiums;

- future dividends at the scale in effect when the Owner elects a Living Benefit; and

- a processing charge, not to exceed the lesser of $1,000 or 2% of the Living Benefit.

The Living Benefit will not be less than the proportional share of the Net Cash Value of the policies which comprise the Qualified Benefit, multiplied by the Living Benefit Percentage.

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QUALIFIED BENEFIT

The QUALIFIED BENEFIT is an amount based upon the amount of current Death Benefit on the Insured under the policy, and includes the Owner's other current life insurance coverage on the insured with the Company, if any. The Qualified Benefit is reduced by the amount of any debt associated with the included policies.

The Qualified Benefit under this rider includes:

- the current Death Benefit on the life of the Insured under the policy;

- the current Death Benefit on the life of the Insured under other participating
  or  non-participating   whole  life  or  endowment  insurance,   universal
  life insurance, or reduced paid-up insurance policies with the Company;

- the current Death Benefit on the life of the Insured under a term rider attached to this policy or another life insurance policy insured with the Company, with a term period ending more than five years from the date the Living Benefit is elected, or which has a conversion right as of the election date;

- the current Death Benefit on the life of the insured under a term policy insured with the Company with a term period ending more than five years from the date of election, or which has a conversion right as of the date the election is made; and

- any current Death Benefit on the Life of the Insured under an extended term insurance policy insured with the Company with a term period extending beyond five years of the date the Living Benefit is elected.

The Qualified Benefit under this rider does not include:

- any accidental death benefit coverage on the Insured;

- any extended term insurance on the Insured with a term period ending within five years of the date the Living Benefit is elected;

- any term policy or term rider on the Life of the Insured with a term period ending within five years of the date the Living Benefit is elected, and which has no conversion right as of the date the election is made;

- any life insurance coverage on the Insured that is owned by someone other than the Owner; or

- any policy or rider that is assigned to us as security for a loan.
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ELIGIBLE PROCEEDS

The ELIGIBLE PROCEEDS of the policy equals all or a portion of the Qualified Benefit, under the following restrictions:

- the Eligible Proceeds may not exceed $500,000; and

- the Eligible Proceeds may not exceed 75% of the Qualified Benefit.

The Owner may choose which portions of policies and riders that comprise the Qualified Benefit will contribute toward the Eligible Proceeds, subject to the above restrictions on amounts.

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TERMINAL ILLNESS

TERMINAL ILLNESS means a medical condition of the Insured, resulting from bodily injury, disease, or both:

- which has been diagnosed by a licensed and qualified medical doctor;

- which diagnosis is supported by clinical, radiological, or laboratory evidence or other evidence which is satisfactory to us;

- which a licensed and qualified medical doctor certifies is expected to result in death within 12 months; and

- which is confirmed by a second opinion of a licensed and qualified medical doctor, based upon that doctor's examination of the Insured.

The doctor selected to provide a second opinion must be acceptable to both the Owner and us. Any second opinion will be conclusive as to whether the Insured suffers from a Terminal Illness. We may, at our discretion, waive the requirement of a second opinion.
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HOW TO SELECT THE LIVING BENEFIT

Subject to the terms of this rider, the Owner may elect by written request during the lifetime of the Insured to exchange a portion of the Eligible Proceeds for a Living Benefit if the Insured is suffering from a Terminal
Illness. The portion of the Eligible Proceeds elected is the Living Benefit Percentage. It cannot be less than 25%.

If more than one policy or term rider is included in the Qualified Benefit, the Owner may choose the order in which the current Death Benefits of individual policies and term riders are applied toward the Eligible Proceeds. A policy may not be completely applied to the Eligible Proceeds if any attached term rider on the Insured is not also completely applied.
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EFFECT ON THE POLICIES

The total amount of coverage under the policies and riders included in the Qualified Benefit is reduced by the amount of Eligible Proceeds exchanged. After such exchange, each policy or term rider included, all or in part, in the Qualified Benefit may be completely or partially exchanged. Any coverage not included in the amount of Eligible Proceeds will not be affected.

If a policy is completely exchanged, then:

- all other coverage under that policy on the life of the Insured will terminate; and

- any other coverage under that policy that is on the life of someone other than the Insured will be treated in the same way as if the Insured had died.

If a term rider is completely exchanged, then that term rider will terminate.

If a policy or term rider is partially exchanged, then all values and amounts of insurance for coverage included as part of the Eligible Proceeds will be reduced in the same proportion as the amount of Eligible Proceeds exchanged bears to the portion of the Qualified Benefit that is attributable to that policy or rider. The new premiums will be those which would apply if the policy or rider had been originally issued for the reduced amount.

If, on the date that we approve the Living Benefit, a policy or term rider includes a disability benefit which waives a specified premium or benefit amount or the monthly deductions due on the policy or rider, we will consider the Insured to have met the definition of total disability under that benefit, effective on the date we approve the Living Benefit.

When we receive a Living Benefit election from the Owner, we will send to the Owner and to any irrevocable beneficiary a statement showing the effect, if any, that the payment of the Living Benefit will have on each policy or rider Cash Value, Policy Account, Death Benefit, premiums, policy loans, or other values defined in that policy or rider. This will be done for each policy or term rider that is included in the definition of Qualified Benefit.
--------------------------------------------------------------------------------

CONDITIONS

An election under this rider is subject to the following conditions:

- if this policy is in force as extended term insurance, the term period must extend at least five years from the date the election is made;

- this policy must not be assigned except to us as security for a loan;

- any irrevocable beneficiary must consent in writing at the time the Owner elects to receive the Living Benefit;

- if the Owner is required by law to use this rider to meet the claims of creditors, whether in bankruptcy or otherwise, the Owner is not eligible to elect the Living Benefit; and

- if the Owner is required by a government agency to use this rider in order to apply for, obtain, or keep a government benefit or entitlement, the Owner is not eligible to elect the Living Benefit.
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NON-PARTICIPATING

This rider is non-participating.
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TERMINATION

This rider will terminate on the earliest to occur of the following:

- the date the policy terminates; or

- the date the Eligible Proceeds exchanged are paid.
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THE CONTRACT

This rider is part of the policy to which it is attached. We have issued this rider in exchange for the application for the policy.

All policy provisions apply to this rider, except for any which are in conflict with the provisions of this rider.
--------------------------------------------------------------------------------

INCONTESTABILITY

The LIMITATIONS ON CONTESTING THE POLICY provision of the policy applies to this rider. The period for contest will run from the Issue Date of the policy. Any period for contest for another policy or rider that would be included in the Qualified Benefit will also apply to this rider.
--------------------------------------------------------------------------------

The effective date of this rider if different from the Issue Date of the policy is



This rider is signed for Allianz Life Insurance Company of North America by



            /S/ Lowell C. Anderson               /S/Alan A. Grove

                  President                          Secretary


LBR94

                            TERM LIFE INSURANCE RIDER
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THE BENEFIT WE WILL PAY

If the Insured dies while this rider is in force, we will pay the Beneficiary the benefit amount shown for this rider on the Coverage Page of the policy when we receive proof of the death. Payment of this benefit is subject to the terms of this rider.

This benefit will be in addition to any other benefits payable under the policy.

WHEN THIS RIDER TERMINATES

This rider terminates upon the earliest of:

- the date this rider is exchanged for a whole life, universal life, variable universal life or endowment insurance policy on the life of the Insured; or

- the date this rider is automatically exchanged for a face amount increase on the base policy; or

- the date the policy terminates.

The Owner may cancel this rider on any monthly anniversary date by sending us a written request accompanied by the policy.
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RIGHT TO EXCHANGE FOR WHOLE LIFE, UNIVERSAL LIFE, VARIABLE UNIVERSAL LIFE OR
ENDOWMENT INSURANCE

This rider may be exchanged for a whole life, universal life, variable universal life or endowment insurance policy on the life of the Insured without evidence of insurability, subject to the following terms.
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REQUIREMENTS TO EXCHANGE THE INSURANCE UNDER THIS RIDER

The exchange may be made any time within ten years from the Issue Date of this rider.

The policy and this rider must be in effect on the date of the exchange, but they may not be in effect under the Grace Period provision. We must receive a written request for the exchange and the first premium for the new policy within 31 days of the date of the exchange. The Insured must be alive on both the day the request is made and the day the exchange takes effect. Coverage under this rider stops when the exchange is made.
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ABOUT THE NEW POLICY

The new policy may be any whole life, universal life, variable universal life or endowment insurance policy that we issue at the time of the exchange. At least one plan of insurance will be available under this right of exchange. The new policy may be for any amount up to the benefit amount for this rider. But we are not required to issue a new policy if the face amount would be less than our minimum issue amount for the plan selected.

The Issue Date of the new policy will be the date the exchange is made. The issue age under the new policy will be based on the Insured's age at that time. The risk classification for the new policy will be the same as shown for this rider on the Coverage Page of this policy. Premiums for the new policy will be based on premium rates we are using when the exchange is made.

The periods specified for applying the SUICIDE and LIMITATIONS ON CONTESTING THE POLICY provisions in the new policy will run from the Issue Date of this rider.

If we agree, a disability benefit rider and an accidental death benefit rider can be added to the new policy. Adding these riders will be subject to our requirements at the time of the exchange.
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EARLIER ISSUE DATE

An Issue Date that is earlier than the date the exchange is made can be selected for the new policy. But the date chosen cannot be earlier than this rider's Issue Date. Any exchange on this basis is subject to our approval and the requirements and payment we determine.
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AUTOMATIC EXCHANGE TO FACE AMOUNT INCREASE

On the 10th anniversary of the Issue Date of this rider, the coverage in force under this rider will automatically be exchanged for a face amount increase on the base policy. There will be no additional Monthly Administrative Charge nor any additional Surrender Charge associated with this exchange.

The periods specified for applying the Suicide and Limitations on Contesting the Policy provisions applicable to the increase will run from the Issue Date of this rider.
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OTHER PROVISIONS
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MONTHLY DEDUCTIONS

To determine the monthly deduction for each month of coverage provided under this rider we multiply:

- the benefit amount for this rider shown on the Coverage Page of the policy; by

- the cost of insurance rate for additional term insurance coverage for that rider month.

The cost of insurance rate for additional term insurance coverage for a rider month equals the sum of:

- the standard cost of insurance rate for that month from the table of standard cost of insurance rates for additional term insurance coverage declared by our Board of Directors (the declared standard cost of insurance rate for additional term insurance coverage); and

- an appropriate additional rate for any extra mortality risk classification that applies for this rider as shown on the Coverage Page of the policy.

The  additional   rate  for  any  rider  month  for  an  extra   mortality  risk
classification equals the amount of extra mortality that the risk classification represents for that month.

The total cost of insurance rate for additional term insurance coverage for a rider month will be uniform for all insurerds:

- who are the same issue age, sex and risk classification; and

- whose riders are in the same face amount band and have been in force the same length of time.

We may change the declared standard cost of insurance rates for additional term insurance coverage from time to time based on our expectations as to future mortality experience. Any change we make will apply to all riders in the same risk classification.

The declared standard cost of insurance rates for additional term insurance coverage for each rider month will not be more than the amounts shown in the Table of Guaranteed Maximum Standard Monthly Cost of Insurance Rates in the policy. When the table is used for this rider, the Insured's attained age is the age of the beginning of each rider year.
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EXPENSE CHARGE FOR TERM RIDER ADDITIONS

When this rider is added to the policy after the Issue Date of the policy, an expense charge of $15.00 per month for the twelve months following the addition will be added to the monthly deduction defined above. This same expense charge will apply for the twelve months following any increase in the benefit amount of the Term Rider.
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SUICIDE

If the Insured commits suicide, while sane or insane, within two years from the Issue Date of this rider, the only benefit we will pay under this rider will be the total premiums paid for the rider. If the law of the state where this rider is delivered provides a shorter period, that law will govern.

We will pay this benefit in one sum to the Beneficiary. This rider will then terminate.
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THE CONTRACT

This rider is part of the policy to which it is attached. We have issued this rider in exchange for the information provided in the application for it and the payment of premiums.

The premiums for this rider are shown on the Coverage Page of the policy. While this rider is in effect, premiums are due according to the terms of the policy.

All policy provisions apply to this rider, except for any which are in conflict with the provisions of this rider.

The REINSTATEMENT provision of the policy applies to this rider. Any additional premium required to reinstate this rider with the policy must be paid with the premium paid to reinstate the policy. This rider can not be reinstated if the policy is not reinstated.

The LIMITATIONS ON CONTESTING THE POLICY provision of the policy applies to this rider. But the period for contesting this rider will run from the Issue Date of this rider, if different from the Issue Date of the policy.

The MISSTATEMENT OF AGE OR SEX and MISSTATEMENT OF TOBACCO USE provisions of the policy apply to this rider. Any adjusted benefit for this rider will be based on the last monthly deduction made for this rider.
--------------------------------------------------------------------------------

The Issue Date of this rider if different from the Issue Date of the policy is


This rider is signed for Allianz Life Insurance Company of North America by


           /S/ Lowell C. Anderson               /S/Alan A. Grove

                  President                          Secretary


TR-VUL

                            DISABILITY BENEFIT RIDER
--------------------------------------------------------------------------------

During the Insured's total disability, we will credit payments to the Policy Account subject to the terms of this rider. We will credit these payments on each monthly anniversary date. The payments will be allocated to the Sub-Accounts of the Variable Account and to the Fixed Account according to the premium allocation percentages then in effect.
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MEANING OF TOTAL DISABILITY

For a disability to be a total disability, it must:

- result from bodily injury or disease;

- start while this rider is in effect;

- continue for at least 4 months; and

- prevent the Insured from working at an occupation for compensation or profit.

For the first 24 months of disability, OCCUPATION means the Insured's occupation when disability started. Afterwards, it is any occupation for which he or she is reasonably suited by education, training or experience.

The phrase PREVENT THE INSURED FROM WORKING means the inability of the insured to perform the substantial and material duties of an occupation.
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PERMANENT LOSS

The following are considered total disabilities as soon as they happen. They need not prevent the Insured from working.

- permanent and total loss of sight of both eyes.

- permanent and total loss of use of both hands or both feet.

- permanent and total loss of use of one hand and one foot.

- permanent and total loss of sight of one eye and use of either one hand or one foot.
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HOW TO MAKE A CLAIM FOR BENEFITS

Send written notice of the Insured's total disability to our ValueLife Service Center. Before any payment is credited, proof of total disability must be received at our ValueLife Service Center:

- while  the  policy  and this  rider  are in  effect;

- during  the  Insured's lifetime;

- while the total disability continues; and

- before the policy anniversary on or following the Insured's 60th birthday.

--------------------------------------------------------------------------------

THE PAYMENT AMOUNT WE WILL CREDIT

The monthly Payment Amount we will credit under this rider is shown on the Coverage Page of the policy. We will credit the Monthly Payment Amount on each monthly anniversary date during the Insured's total disability.
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WHEN WE WILL START TO CREDIT PAYMENTS

We will start to credit payments when we receive proof of the Insured's total disability. The payments will be credited from the next monthly anniversary date after the Insured's total disability started.

But we will not credit payments for more than 4 months prior to the date we receive notice of any total disability.

If the Insured suffers a PERMANENT LOSS, we will credit the Monthly Payment Amount beginning the next monthly anniversary date after the total disability started.

If a disability must continue for at least 4 months to be considered a total disability, payments for the first 4 months of the disability will be credited at the end of that period. Afterwards, payments will be credited monthly.
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HOW LONG WE WILL CREDIT PAYMENTS

As long as the total disability continues, we will credit payments until the date the policy terminates.
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DISABILITIES FOR WHICH WE WILL NOT CREDIT PAYMENTS

We will not credit payments if disability results from:

- a bodily injury received or a disease contracted while this rider is not in effect; or

- intentionally  self-inflicted  injuries;  or

- descent  from any aircraft while in flight; or

- any act or incident of war, declared or not.

However, no claims for disability (as defined in this rider) commencing after two years from the Issue Date of this rider will be reduced or denied on the ground that a disease or physical condition has existed prior to the effective date of this rider.
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RECOVERY FROM DISABILITY

Before crediting any payment, we may require proof that the Insured is still disabled. If proof is not given when requested, no further payments will be credited. After 2 full years of disability, we will not require proof more often than once a year.

No further payments will be credited if the insured returns to work at an occupation, unless he or she has suffered one of the losses listed under PERMANENT LOSS above.
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WHEN THIS RIDER TERMINATES

This rider terminates upon the earlier of:

- the policy  anniversary on or following the Insured's 60th birthday;  or

- the date the policy terminates.

The Owner may terminate this rider on any monthly anniversary date by making a written request accompanied by the policy. After this rider terminates, we will still consider claims for any disability that starts before this rider terminates. But we must receive notice of any such disability within 5 months after the rider terminates.
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MONTHLY DEDUCTIONS

Monthly deductions for this rider are shown on the Coverage Page of the policy.
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THE CONTRACT

This rider is part of the policy to which it is attached. We have issued this rider in exchange for the application for it and the payment of premiums. The premium for this rider is shown on the Coverage Page of the policy. While this rider is in effect, premiums are due according to the terms of the policy. Any premium we receive for this rider after it has terminated will be refunded.

All policy provisions apply to this rider except for any which are in conflict with provisions of this rider.

The LIMITATIONS ON CONTESTING THE POLICY provision applies to this rider except the period for contest will run from the effective date of this rider if different from the Issue Date of the policy.
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The issue date of this rider if different from the Issue Date of the policy is


This rider is signed for Allianz Life Insurance Company of North America by


          /S/ Lowell C. Anderson                 /S/ Alan A. Grove

                President                             Secretary

DBR-VUL